UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Supplement No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NUBURU, INC.

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NUBURU, INC.

7442 S. Tucson Way, Suite 130

Centennial, CO 80112

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT FILED ON NOVEMBER 22, 2024

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF NUBURU, INC.

TO BE HELD ON DECEMBER 27, 2024

EXPLANATORY NOTE

This supplement revises and supplements the definitive proxy statement on Schedule 14A filed by Nuburu, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on November 22, 2024 (the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the board of directors of the Company (the “Board”) relating to the Company’s 2024 Annual Meeting (the “Annual Meeting”) of stockholders scheduled to be held on December 27, 2024 and any adjournment or postponement thereof. Capitalized terms that are not defined have the meanings given to them in the Proxy Statement.

The Proxy Statement is being revised and supplemented in the following two ways:

(1) Proposal No. 5 (which seeks authorization of the future issuance of up to $35 million of securities in one or more non-public offerings, where the maximum discount at which securities may be offered may be equivalent to a discount of up to 30% below the market price of the Company’s Common Stock) is being clarified to provide that the maximum number of shares of Common Stock issuable (directly or on conversion of a convertible security) under such proposal is 106 million shares of Common Stock, which is the approximate number of shares issuable for $35 million at a 30% discount to market price as of November 22, 2024; and

(2) The New York Stock Exchange has determined that Proposal No. 7 (which relates to the adjournment of the Annual Meeting from time to time, to a later date or dates, if necessary or appropriate, including for the purpose of soliciting additional proxies in favor of the proposals presented, in the event the Company does not receive the requisite stockholder vote to approve such proposals or establish a quorum) is a “routine” matter, rather than a “non-routine” matter, meaning that a beneficial owner’s broker, bank, or other holder of record will have discretion to vote such beneficial owner’s shares with respect to Proposal No. 7 at the Annual Meeting if such beneficial owner does not give instructions to the broker, bank, or other holder of record.

Except as specifically revised by the information contained in this supplement, this supplement does not modify, amend, supplement, or otherwise affect any matter presented for consideration in or other information set forth in the Proxy Statement. This information should be read with the Proxy Statement and the Company’s Amendment No. 4 to Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on November 8, 2024, as each contains information that is important to your decisions in voting at the Annual Meeting. From and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as revised and supplemented hereby. Except as provided in this supplement, this supplement does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

The Proxy Statement is specifically revised and supplemented as follows:

1. The question and answer under “What are the effects of broker non-votes?” are hereby restated as follows, with changes in the disclosure in bold print and underlined:

What are the effects of broker non-votes?

A broker “non-vote” generally occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the broker or other nominee has not received instructions as to such proposal from the beneficial owner and does not have discretionary powers as to such proposal. Broker non-votes will not effect voting on the proposals.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “routine” items but will not be permitted to vote the shares with respect to “non-routine” items. The Company believes that the proposals to be considered at the Annual Meeting, except for Proposal Nos. 6 and 7, are non-routine matters under applicable rules. Accordingly, we believe your broker, bank, or other holder of record will not have discretion to vote your shares on the proposals, except for Proposal Nos. 6 and 7, in which case, if you do not instruct your broker how to vote with respect to each proposal (other than Proposal Nos. 6 and 7), your broker may not vote with respect to such proposal. However, whether a proposal is “routine” or “non-routine” remains subject to the final determination of the New York Stock Exchange, which regulates broker-dealers and their discretion to vote on stockholder proposals.

2. Proposal No. 5 is hereby restated as follows, with changes in the disclosure in bold print and underlined:

PROPOSAL NO. 5 – To approve the issuance of up to $35 million of securities in one or more non-public where the maximum discount at which securities may be offered may be equivalent to a discount of up to 30% below the market price of the Company’s common stock

NYSE American listing rules require stockholder approval in connection with a transaction, other than a public offering, involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock at lower than market value. Shares of our Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments or other equity securities issued or granted in such non-public offerings will be considered shares issued in such a transaction in determining whether the 20% limit has been reached, except in certain circumstances.

We may seek to raise additional capital to implement our business strategy and enhance our overall capitalization. We have not determined the particular terms for such prospective offering. Because we may seek additional capital that may require stockholder approval under NYSE American rules, we are seeking stockholder approval now, so that we will be able to move quickly to take full advantage of any opportunities that may develop.

We are asking our stockholders to approve the potential issuance of shares of our Common Stock, or securities convertible into our Common Stock, in one or more non-public capital-raising transactions (including without limitation private placements or issuances in connection with equity lines of credit or similar facilities) subject to the following limitations:

• the total aggregate consideration for securities we issue will not exceed $35 million (or 106 million shares of Common Stock issued directly or on conversion of a convertible security);

• the maximum discount at which securities (which may consist of shares of Common Stock or securities convertible into Common Stock, and accompanying warrants for the issuance of additional shares of Common Stock) will be equivalent to no more than a discount of 30% to the market price of our Common Stock at the date of issuance;

• such offerings will occur, if at all, on or before the date that is 90 days following the date that Proposal No. 5 is approved by stockholders; and

• such other terms as our Board shall deem to be in the best interests of the Company and its stockholders, not inconsistent with the foregoing.

The issuance of shares of our Common Stock, or other securities convertible into shares of our Common Stock, in accordance with any offerings would dilute, and thereby reduce, each existing stockholder’s proportionate ownership in our Common Stock. Existing stockholders do not have preemptive rights to subscribe to additional shares that may be issued by the Company in order to maintain their proportionate ownership of the Common Stock.

The issuance of shares of Common Stock in one or more non-public offerings could have an anti-takeover effect. Such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

Our Board has not yet determined the terms and conditions of any offerings. As a result, the level of potential dilution cannot be determined at this time, but as discussed above, we may not issue more than $35 million worth of shares of Common Stock in the aggregate (or more than 106 million shares of Common Stock in the aggregate) pursuant to the authority requested from stockholders under this proposal. It is possible that if we conduct a non-public stock offering, some of the shares we sell could be purchased by one or more investors who could acquire a large block of our Common Stock. This would concentrate voting power in the hands of a few stockholders who could exercise greater influence on our operations or the outcome of matters put to a vote of stockholders in the future.

We cannot determine what the actual net proceeds of the offerings would be until such offerings are completed, but as discussed above, the aggregate dollar amount of the non-public offerings will be no more than $35 million andthe maximum number of shares of Common Stock issuable (directly or on conversion of a convertible security) will not exceed 106 million shares of Common Stock.

We expect the net proceeds of any offerings will be used for working capital and general corporate purposes. Other than the transactions described in Proposal Nos. 2, 3, and 4, we currently have no arrangements regarding any specific transaction with investors, so we cannot predict whether we will be successful should we seek to raise capital through any offerings.

THE Board RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE issuance of up to $35 million of securities (or 106 million shares of common stock), in one or more non-public offerings, where the maximum discount at which securities may be offered may be equivalent to a discount of up to 30% below the market price of the Company’s common stock.